Exhibit 99.1

Investor Contact:	Mark Haden

Bunge Limited

914-684-3398

Mark.Haden@Bunge.com

Media Contact:	Stewart Lindsay

Bunge Limited

1-914-684-3369

Stewart.Lindsay@Bunge.com

Bunge Provides Update on First Quarter Performance;
Reaffirms Guidance for Full Year 2007

WHITE PLAINS, NY — April 3, 2007 — Bunge Limited (NYSE: BG) today announced that it expects first quarter 2007 results to be weaker than the same period last year and below the current analyst consensus estimate, primarily due to lower than expected agribusiness results. Net income for the quarter is expected to be near breakeven. Bunge reaffirms its net income guidance for the full year ending December 31, 2007 of $590 million to $610 million, which represents $4.56 to $4.71 per share, and includes an estimated $30 million, or $0.23 per share, related to a gain on sale of assets.

Alberto Weisser, Chairman and Chief Executive Officer, stated: “During the first quarter the value of the physical cash commodity markets did not mirror the increase in value in the futures markets, which we use to hedge our commodity inventories and forward purchases. This resulted in unrealized mark-to-market losses.

“Earnings can shift among quarters in our industry, so we view our business on an annual basis. Market fundamentals are solid, and we expect to achieve our forecasted full year results.”

Bunge will announce its first quarter results on Thursday, April 26, 2007.

About Bunge

Bunge Limited (http://www.Bunge.com, NYSE: BG) is a leading global agribusiness and food company founded in 1818 and headquartered in White Plains, New York. Bunge’s over 22,000 employees in over 30 countries enhance lives by improving the global agribusiness and food production chain. The company supplies fertilizer to farmers in South America, originates, transports and processes oilseeds, grains and other agricultural commodities worldwide, produces food products for commercial customers and consumers and supplies raw materials and services to the biofuels industry.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: our ability to complete, integrate and benefit from acquisitions, divestitures, joint ventures and strategic alliances; estimated demand for the commodities and other products that we sell and use in our business; industry conditions, including the cyclicality of the agribusiness industry and unpredictability of the weather; agricultural, economic and political conditions in the primary markets where we operate; and other economic, business, competitive and/or regulatory factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

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